UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a)

Of The Securities Exchange Act Of 1934

(Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

A. O. Smith Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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11270 West Park Place

Milwaukee, WI 53224

March 3, 2008

DEAR FELLOW A. O. SMITH STOCKHOLDER:

I am pleased to invite you to our Annual Meeting of Stockholders of A. O. Smith Corporation, to be held at the A. O. Smith McBee Plant, 25589 Highway 1, McBee, South Carolina, on Monday, April 14, 2008, at 1:00 P.M., Eastern Daylight Time. At this meeting, you will be asked to vote for the election of directors, ratify the appointment of our independent registered public accounting firm and consider any other business that may properly come before the meeting.

This year, we are pleased to announce that we are taking advantage of the new Securities and Exchange Commission rule that authorizes companies to furnish their proxy materials over the Internet. On March 3, 2008, we mailed a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of February 18, 2008, which contains instructions for our stockholders’ use of this new process, including how to access our Proxy Statement and Annual Report and how to vote on the Internet. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

The Notice of Internet Availability of Proxy Materials will contain instructions to allow you to request copies of the proxy materials to be sent to you by mail. The proxy materials sent to you will include a Proxy Card that will provide you with instructions to cast your vote on the Internet, a telephone number you may call to cast your vote, or you may complete, sign and return the Proxy Card by mail.

You are cordially invited to attend the Annual Meeting of Stockholders in person. Even if you choose to attend in person, you are encouraged to review the proxy materials and vote your shares in advance of the meeting. Your vote is extremely important, and we appreciate your taking the time to vote promptly.

Sincerely,

Paul W. Jones

Chairman and Chief Executive Officer

March 3, 2008

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of A. O. SMITH CORPORATION will be held at the A. O. Smith McBee Plant, 25589 Highway 1, McBee, South Carolina, on Monday, April 14, 2008, at 1:00 P.M., Eastern Daylight Time, for the following purposes:

(1)	To elect our Board of Directors;

(2)	To ratify the appointment of Ernst & Young LLP, an independent registered public accounting firm, as our independent auditors for the fiscal year ending December 31, 2008; and

(3)	To consider and act upon such other business as may properly come before the Annual Meeting.

Stockholders of record as of February 18, 2008, are entitled to vote at the Annual Meeting. The list of stockholders entitled to vote at the meeting will be available at our offices at 11270 West Park Place, Milwaukee, Wisconsin, as of March 28, 2008, for examination by stockholders for purposes related to the meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares over the Internet or via the toll-free telephone number, as we describe in the accompanying materials and the Notice of Internet Availability of Proxy Materials. As an alternative, if you received a paper copy of the Proxy Card by mail, you may sign, date and mail the Proxy Card in the envelope provided. No postage is necessary if mailed in the United States. Voting over the Internet, via the toll-free telephone number or mailing a Proxy Card will not limit your right to vote in person or to attend the Annual Meeting.

By Order of the Board of Directors,

James F. Stern

Executive Vice President,

General Counsel and Secretary

A. O. Smith Corporation

11270 West Park Place

Milwaukee, WI 53224

PROXY STATEMENT FOR 2008 ANNUAL MEETING

PROXY STATEMENT

2008 ANNUAL MEETING

GENERAL INFORMATION

This Proxy Statement is furnished to stockholders of A. O. Smith Corporation in connection with the solicitation by its Board of Directors of proxies for use at the Annual Meeting of Stockholders of our company to be held on April 14, 2008, at 1:00 P.M., Eastern Daylight Time, at 25589 Highway 1, McBee, South Carolina.

Under rules and regulations that the Securities and Exchange Commission, or “SEC”, recently adopted, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner of our Common Stock and Class A Common Stock, we are now furnishing proxy materials, which include our Proxy Statement and Annual Report, to our stockholders over the Internet and providing a Notice of Internet Availability of Proxy Materials by mail. You will not receive a printed copy of the proxy materials unless you request to receive these materials in hard copy by following the instructions provided in the Notice of Internet Availability of Proxy Materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you how you may submit your proxy via telephone or the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

The company is mailing the Notice of Internet Availability of Proxy Materials on or about March 3, 2008, to each stockholder at the holder’s address of record.

Record Date

The record date for stockholders entitled to notice of and to vote at the meeting is the close of business on February 18, 2008 (the “Record Date”). As of the Record Date, we had issued 8,283,194 shares of Class A Common Stock, par value $5 per share, 8,250,599 shares of which were outstanding and entitled to one (1) vote each for Class A Common Stock directors and other matters. As of the Record Date, we had issued 24,266,268 shares of Common Stock, par value $1 per share, 21,802,523 shares of which were outstanding and entitled to one (1) vote each for Common Stock directors and one-tenth (1/10th) vote each for other matters.

Class Voting

Under our Restated Certificate of Incorporation, as long as the number of outstanding shares of our Common Stock is at least 10% of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock, the holders of the Class A Common Stock and holders of the Common Stock vote as separate classes in the election of directors. The holders of our Common Stock are entitled to elect, as a class, 25% of our entire Board of Directors, and the holders of our Class A Common Stock are entitled to elect the remainder of the Board. The holders of our Class A Common Stock have the right to elect the remainder of the directors of the Board pursuant to the preceding sentence as long as the number of outstanding shares of our Class A Common Stock is 12.5% or more of the aggregate number of outstanding shares of our Class A Common Stock and Common Stock. Stockholders are entitled to one (1) vote per share in the election of directors for their class of stock.

Quorum

A majority of the outstanding shares entitled to vote must be represented in person or by proxy at the meeting in order to constitute a quorum for purposes of holding the Annual Meeting. The voting by stockholders at the meeting is conducted by the inspectors of election. Abstentions and broker nonvotes, if any, are counted as present in determining whether the quorum requirement is met.

Required Vote

Directors are elected by a plurality of the votes cast, by proxy (whether by Internet, telephone or mail) or in person, with the holders voting as separate classes. This means that the nominees who receive the greatest number of votes cast are elected as directors. Consequently, any shares that are not voted, whether by abstention, broker nonvotes or otherwise, will have no effect on the election of directors.

For all other matters considered at the meeting, both classes of stock vote together as a single class, with the Class A Common Stock entitled to one (1) vote per share and the Common Stock entitled to one-tenth (1/10th) vote per share. Each such other matter is approved if a majority of the votes present or represented at the meeting are cast in favor of the matter. On such other matters, an abstention will have the same effect as a “no” vote but, because shares held by brokers will not be considered entitled to vote on matters as to which the brokers withhold authority, a broker nonvote will have no effect on the vote.

Cost of Soliciting Proxies

The cost of soliciting proxies, including preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials, Proxy Statement, form of proxy and other soliciting materials, as well as the cost of forwarding such material to the beneficial owners of stock, will be paid by us, except for some costs associated with individual stockholders’ use of the Internet or telephone. In addition to solicitation by mail, directors, officers, regular employees and others may also, but without compensation other than their regular compensation, solicit proxies personally or by telephone or other means of electronic communication. We may reimburse brokers and others holding stock in their names or in the names of nominees for their reasonable out-of-pocket expenses in sending proxy material to principals and beneficial owners.

How to Vote

Via the Internet – Stockholders can simplify their voting by voting their shares via the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The Internet procedures are designed to authenticate a stockholder’s identity to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.

Internet voting facilities for stockholders of record are available 24 hours a day and will close at 12:00 p.m. (CDT) on April 11, 2008. The Notice instructs you how to access and review all important information in the Proxy Statement and Annual Report. You will then be directed to select a link where you will be able to vote on the proposals presented here.

By Telephone – The Notice of Internet Availability of Proxy Materials includes a toll-free number you can call to request printed copies of proxy materials. The printed proxy materials include a different toll-free number that you can call for voting.

By Mail – Stockholders who receive a paper Proxy Card may elect to vote by mail and should complete, sign and date their Proxy Card and mail it in the pre-addressed envelope that accompanies the delivery of a paper Proxy Card. Proxy Cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted. Stockholders who hold shares beneficially in street name may vote by mail by requesting a paper Proxy Card according to the instructions contained in the Notice of Internet Availability of Proxy Materials received from your broker or other agent, and then completing, signing and dating the Proxy Card provided by the brokers or other agents and mailing it in the pre-addressed envelope provided.

If you vote via the Internet, by telephone or by mailing a Proxy Card, we will vote your shares as you direct. For the election of directors, you can specify whether your shares should be voted for all, some or none of the nominees for director listed. With respect to the other items being submitted for stockholder vote, you may vote “for” or “against” any proposal or you may abstain from voting on any proposal.

If you submit a proxy via the Internet, by telephone or by mailing a Proxy Card without indicating your instructions, we will vote your shares consistent with the recommendations of our Board of Directors as stated in this Proxy Statement and in the Notice of Internet Availability of Proxy Materials, specifically in favor of our nominees for directors and in favor of the ratification of the appointment of Ernst & Young LLP as our independent auditors. If any other matters are properly presented at the Annual Meeting for consideration, then our officers named on your proxy will have discretion to vote for you on those matters. As of the date of the Notice of Internet Availability of Proxy Materials, we knew of no other matters to be presented at the Annual Meeting.

At the Annual Meeting – Shares held in your name as the stockholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in street name may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares giving you the right to vote the shares and bring such proxy to the Annual Meeting.

Revocation of Proxies

You may revoke your proxy at any time before the Annual Meeting by delivering written notice of revocation or a duly executed proxy bearing a later date to the Corporate Secretary of our company or by attending the meeting and voting in person.

Stockholders Sharing the Same Address

The Securities and Exchange Commission rules permit us to deliver only one copy of the Notice of Internet Availability of Proxy Materials or single set of proxy materials. Upon written or oral request, we will promptly deliver a separate copy of our 2007 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify our company of their requests by calling or writing Craig Watson, Vice President, Investor Relations, A. O. Smith Corporation, P.O. Box 245008, Milwaukee, Wisconsin 53224-9508; (414) 359-4009.

PRINCIPAL STOCKHOLDERS

The following table shows persons who may be deemed to be beneficial owners (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of more than 5% of any class of our stock. Unless otherwise noted, the table reflects beneficial ownership as of December 31, 2007.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Class A Common Stock	Smith Investment Company* 11270 West Park Place Milwaukee, WI 53224(1)	8,067,252		97.77%

Common Stock	Jeffrey L. Gendell 55 Railroad Avenue Greenwich, CT 06830	2,170,311	(2)	9.95%

Common Stock	T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	2,112,810	(3)	9.69%

Common Stock	Smith Investment Company 11270 West Park Place Milwaukee, WI 53224(1)	1,559,076	(4)	7.15%

Common Stock	Franklin Resources, Inc. One Franklin Parkway San Mateo, CA 94403-1906	1,256,000	(5)	5.76%

Common Stock	Dimensional Fund Advisors LP 1299 Ocean Avenue Santa Monica, CA 90401	1,248,510	(6)	5.73%

*	Throughout the balance of the Proxy Statement, Smith Investment Company is referred to as “SICO.”

(1)	Arthur O. Smith and Bruce M. Smith are co-filers with SICO on the Schedule 13G that SICO has filed with the Securities and Exchange Commission.

(2)

Tontine Partners, L.P., Tontine Management, L.L.C., Tontine Overseas Associates, L.L.C. and Jeffrey L. Gendell jointly filed a Schedule 13G with the Securities and Exchange Commission reporting that they collectively beneficially owned an aggregate of 2,170,311 shares with shared voting and dispositive power.

(3)

These securities are owned by various individual and institutional investors, including T. Rowe Price Small-Cap Stock Fund, Inc. (which owns 1,717,500 shares, representing 7.88% of the Common Stock outstanding), for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(4)

Pursuant to the company’s Restated Certificate of Incorporation, Class A Common Stock is convertible at any time at the option of the holder into Common Stock on a share-for-share basis. For purposes of computing beneficial ownership of SICO’s Common Stock, assuming that all Class A Common Stock held by SICO was converted into Common Stock, SICO’s beneficial ownership of the Common Stock is 9,626,328 shares, which represents 32.2% of the class of Common Stock.

(5)

These securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc. (“FRI”). Franklin Advisory Services, LLC, an investment management subsidiary of FRI, holds 1,245,800 shares with respect to which it has sole voting power and 1,256,000 shares with respect to which it has sole dispositive power. FRI and its subsidiaries disclaim beneficial ownership of such securities.

(6)

Dimensional Fund Advisors LP (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds.” In its role as investment advisor or manager, Dimensional possesses sole voting power and sole dispositive power with respect to 1,248,510 shares. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, Dimensional may be deemed to be the beneficial owner of the shares held by the Funds. However, Dimensional disclaims beneficial ownership of such securities.

Information on beneficial ownership is based upon Schedules 13D or 13G filed with the Securities and Exchange Commission and any additional information that any beneficial owners may have provided to us.

ELECTION OF DIRECTORS

Ten directors are to be elected to serve until the next succeeding Annual Meeting of Stockholders and thereafter until their respective successors are duly elected and qualified. Owners of Class A Common Stock are entitled to elect seven directors, and owners of Common Stock are entitled to elect the three remaining directors.

It is intended that proxies we are soliciting will be voted for the election of the nominees named below. Proxies will not be voted for a greater number of persons than the ten nominees named below. All nominees have consented to being named in the Proxy Statement and to serve if elected. If any nominee for election as a director shall become unavailable to serve as a director, then proxies will be voted for such substitute nominee as the Board of Directors may nominate.

The following information has been furnished to us by the respective nominees for director. Each nominee has been principally engaged in the employment indicated for the last five years unless otherwise stated.

NOMINEES – CLASS A COMMON STOCK

RONALD D. BROWN – Chairman, President and Chief Executive Officer, Milacron Inc.

Mr. Brown, 54, has been a director of our company since 2001. He is the Chairperson of the Nominating and Governance Committee and a member of the Personnel and Compensation Committee of the Board. Mr. Brown became chairman and chief executive officer of Milacron Inc. in 2001. He previously was president and chief operating officer from 1999 through 2001. He joined Milacron Inc. in 1980. Milacron is a global leader in plastic-processing and metalworking fluid technologies. Mr. Brown is a director of Milacron Inc.

WILLIAM F. BUEHLER – Retired Vice Chairman of the Board of Directors, Xerox Corporation.

Mr. Buehler, 68, has been a director of our company since 1998. He is the Chairperson of the Personnel and Compensation Committee and a member of the Nominating and Governance Committee of the Board. Mr. Buehler was vice chairman of the board of directors and president-Industry Solutions Operations of Xerox Corporation from 1999 through 2000. He joined Xerox Corporation in 1991 as executive vice president and chief staff officer. Xerox Corporation is a leader in the global document market, providing document solutions that enhance business productivity. Prior to joining Xerox, he spent 27 years with AT&T Corporation. Mr. Buehler is a director of Quest Diagnostics, Inc.

GLOSTER B. CURRENT, JR. – Vice President Corporate Affairs and Assistant to the Chief Executive Officer, Northwestern Mutual Life Insurance Company.

Mr. Current, 62, has been a director of our company since July, 2007. He was nominated by an executive officer of our company. He is a member of the Audit Committee of the Board. Mr. Current was appointed vice president corporate affairs and assistant to the chief executive officer of Northwestern Mutual Life Insurance Company in 2007. He served as vice president of policyowner services from 2006 to 2007 and as an executive officer from 2004 through the present. He joined Northwestern Mutual Life Insurance Company as vice president, corporate planning in 2003. Prior to joining Northwestern Mutual Life Insurance Company, he was vice president and chief marketing officer of Lincoln Financial Group from 1995 to 2003. Prior to Lincoln Financial, Mr. Current served from 1987 to 1995 as vice president at Citibank, North America, in a variety of operations and marketing management positions. Northwestern Mutual Life Insurance Company is the nation’s largest direct provider of individual life insurance.

PAUL W. JONES – Chairman of the Board and Chief Executive Officer.

Mr. Jones, 59, has been a director of our company since 2004. He is a member of the Investment Policy Committee of the Board. He was elected chairman of the board, president and chief executive officer effective

December 31, 2005. He was president and chief operating officer from January, 2004 through December, 2005. Prior to joining A. O. Smith, he was chairman and chief executive officer of U.S. Can Company, Inc. from 1998 to 2002. He previously was president and chief executive officer of Greenfield Industries, Inc. from 1993 to 1998 and president from 1989 to 1992. Mr. Jones is a director of Bucyrus International, Inc. and Federal Signal Corporation.

BRUCE M. SMITH – Chairman of the Board, President and Chief Executive Officer, Smith Investment Company.

Mr. Smith, 59, has been a director of our company since 1995. He is the Chairperson of the Investment Policy Committee and a member of the Personnel and Compensation Committee of the Board. He was elected chairman and chief executive officer of SICO in 1999, and was elected president of SICO in 1993. SICO is a diversified company which, through its wholly-owned subsidiaries, is involved in multicolor printing and related services and commercial warehousing, trucking and packaging. Mr. Smith is a director of SICO. Mr. Smith is a first cousin of Mark D. Smith, also a director of our company. Roger S. Smith, brother of director Bruce M. Smith, is a long-standing employee of our company employed in a non-executive capacity as Manager of Corporate Advertising and Public Affairs.

MARK D. SMITH – Business Manager, Strattec Security Corporation.

Mr. Smith, 46, has been a director of our company since 2001. He is a member of the Audit Committee of the Board. He has served as a product business manager for Strattec Security Corporation since 1997. Strattec Security Corporation designs, develops, manufactures and markets mechanical locks and keys, electronically enhanced locks and keys, steering column and instrument panel ignition lock housings, latches, and related access control products for major automotive manufacturers. Mr. Smith is a first cousin of Bruce M. Smith, also a director of our company. Arthur O. Smith, III, brother of director Mark D. Smith, is a long-standing employee of our company employed in a non-executive capacity as Manager of Business Analysis at A. O. Smith Electrical Products Company.

GENE C. WULF – Senior Vice President and Chief Financial Officer, Bemis Company, Inc.

Mr. Wulf, 57, has been a director of our company since 2003. He is the Chairperson of the Audit Committee of the Board. Mr. Wulf was elected senior vice president and chief financial officer of Bemis Company, Inc. in 2005. He previously was vice president, chief financial officer and treasurer from 2002 through 2005 and was vice president and controller from 1998 through 2002. Bemis Company, Inc. is one of the largest flexible packaging companies in the Americas and a major manufacturer of pressure sensitive materials used in labels, decorating and signage. Mr. Wulf is a director of Bemis Company, Inc.

NOMINEES – COMMON STOCK

WILLIAM P. GREUBEL – Director, Wabash National Corporation.

Mr. Greubel, 56, has been a director of our company since October, 2006. He is a member of the Nominating and Governance Committee and the Personnel and Compensation Committee of the Board. Mr. Greubel was executive director and chairman of Wabash National Corporation from January to May, 2007. Mr. Greubel was chairman and chief executive officer of Wabash National in 2006. He joined Wabash National as president and chief executive officer in 2002. Mr. Greubel previously was chief executive officer of Accuride Corporation from 1998 until 2002 and president from 1994 until 1998. Wabash National is one of the leading manufacturers of semi truck trailers in North America, specializing in the design and production of dry freight vans, refrigerated vans, flatbed trailers, drop deck trailers, and intermodal equipment. Mr. Greubel is a director of Wabash National Corporation.

ROBERT J. O’TOOLE – Retired Chairman of the Board and Chief Executive Officer, A. O. Smith Corporation.

Mr. O’Toole, 67, has been a director of our company since 1986. He is a member of the Investment Policy Committee of the Board. He was chairman of the board of our company from 1992 through 2005 and chief executive officer from 1989 through 2005. Mr. O’Toole is a director of Briggs & Stratton Corporation, Factory Mutual Insurance Company and Marshall & Ilsley Corporation.

IDELLE K. WOLF – Retired President, Barnes Distribution.

Ms. Wolf, 55, has been a director of our company since October, 2005. She is a member of the Audit Committee of the Board. Ms. Wolf was president of Barnes Distribution from 2006 to October, 2007 and vice president of Barnes Group Inc. from 2000 to October, 2007. She previously was president of Barnes Distribution North America from 2004 through 2005. She joined Barnes Group Inc. as vice president and as chief operating officer of Barnes Distribution in 2000. Barnes Distribution is a leading distributor of maintenance, repair, operating and production supplies with distribution centers in North America, Europe and Asia.

GOVERNANCE OF OUR COMPANY

The Board of Directors

Our business is managed under the direction of the Board of Directors, who are elected by the stockholders. Directors meet their responsibilities by participating in meetings of the Board of Directors and Board Committees on which they sit, through communication with our Chairman and Chief Executive Officer and other officers and employees, by consulting with our independent registered public accounting firm and other third parties, by reviewing materials provided to them, and by visiting our offices and plants. During 2007, the Board held five regular meetings. The Committees of the Board of Directors held a total of 25 meetings. All directors attended at least 75% of the scheduled Board and Committee meetings. Although we have no formal policy on directors attending our Annual Meeting of Stockholders, all directors attended in 2007.

The non-management directors of the Board met in executive session without management present five times in 2007. The presiding director at such meetings rotates on an annual basis among the chairpersons of the following Committees in the following order: Nominating and Governance Committee, Audit Committee, and Personnel and Compensation Committee. The presiding director during the period April, 2007 to April, 2008 has been the Chairperson of the Personnel and Compensation Committee, and for the period April, 2008 to April, 2009 will be the Chairperson of the Nominating and Governance Committee. Any party wishing to communicate with the presiding director may send correspondence to the Presiding Director, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245009, Milwaukee, Wisconsin 53224-9509.

Director Independence and Financial Literacy.    A single investor, SICO, currently controls more than 50% of the voting power, and therefore, we are a “controlled company” under the New York Stock Exchange rules (“NYSE”). In this regard, as of December 31, 2007, SICO owned 97.77% of Class A Common Stock and 7.15% of Common Stock and, due to the differing voting rights of each class of stock, to a large extent SICO is in a position to control the outcome of matters requiring a stockholder vote. As a controlled company, under NYSE rules we may elect to not have a majority of independent directors, nor independent compensation or governance committees.

Notwithstanding its status as a controlled company, we are committed to a Board in which a majority of our members consist of independent directors. As described in the Corporate Governance Guidelines available on our website, www.aosmith.com, we apply the NYSE rules to determine director independence. The Nominating and Governance Committee annually evaluates the independence of each director and makes recommendations to the Board. As part of this process, the Committee reviewed the detailed Directors’ and Officers’ Questionnaires completed annually by each director, which require disclosure of any related party transaction. No related party transactions, as defined by SEC rules, were reported except as set forth below under “Compensation Committee Interlocks and Insider Participation.” In making its recommendations, the Committee also applied the NYSE rules and evaluated any other legal, accounting and family relationships between directors and us. In particular, even though it is not a reportable related party transaction under SEC rules, the Committee considered that the brothers of Bruce M. Smith and Mark D. Smith are long-standing employees employed in non-executive capacities. The

Committee determined that their employment is immaterial for governance purposes and does not affect the independence of either director.

The Board has determined that Messrs. Brown, Buehler, Current, Greubel, Wulf and Mark D. Smith and Ms. Wolf meet the NYSE independence requirements. Mr. Jones is considered a management director by virtue of his current position as an executive officer of our company. With respect to Messrs. O’Toole and Bruce M. Smith, the Board determined that they are non-management directors, but not independent due to their respective recent and current executive officer positions with us and SICO, our largest stockholder with a controlling interest. The Board has elected to exercise the “controlled company” exemption under the NYSE rules with respect to Bruce M. Smith’s participation on the Personnel and Compensation Committee. In this regard, the Board determined that Bruce M. Smith uniquely represents the best interests of stockholders by virtue of his position with SICO and should continue to serve on this Committee. The Board has not elected to exercise this exemption in any other respect.

The Board recognizes that the NYSE rules require financial literacy of Audit Committee members only. Notwithstanding that, as a best practice, the Board has reviewed the qualifications and experience of its members and determined that each director is financially literate within the meaning of the NYSE rules.

Board Information and Stockholder Communications.    We are committed to making our corporate governance information accessible to stockholders and other interested parties. Accordingly, on our website, www.aosmith.com, under the “Governance” heading, we have published the A. O. Smith Corporation Guiding Principles, Financial Code of Ethics, Corporate Governance Guidelines, Criteria for Selecting Board of Director Candidates, a list of the Board of Directors and Committee Assignments, and the Charters for the Audit, Investment Policy, Nominating and Governance, and Personnel and Compensation Committees. Further, SEC filings, including our Form 10-K, Form 10-Q, Form 8-K, Proxy Statement and Section 16 filings, are available for review on this website under the heading “Investors.” Stockholders may also request that these documents be mailed by sending their request to the address provided below.

We encourage communication with our directors. Any interested party may communicate with a particular director, all directors or the presiding director by mail or courier addressed to him/her or the entire Board in care of the Corporate Secretary at the following address:

c/o James F. Stern, Corporate Secretary

A. O. Smith Corporation

11270 West Park Place

P.O. Box 245009

Milwaukee, WI 53224-9509

The Corporate Secretary will forward this communication unopened to the addressed director.

Compensation Committee Interlocks and Insider Participation.    The members of the Personnel and Compensation Committee are Ronald D. Brown, William F. Buehler, William P. Greubel and Bruce M. Smith. No member of this Committee serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board or Personnel and Compensation Committee.

As we note above, Bruce M. Smith is chairman, president, chief executive officer and a director of SICO, and SICO beneficially owns shares of our Common Stock and Class A Common Stock.

During 2007, we provided SICO with consulting services; office space; directors’, officers’ and group insurance coverage and other miscellaneous services. SICO reimbursed us $112,139 for our costs relating to such services.

On February 4, 2008, we announced that we had received a proposal from SICO under which we would participate in a transaction with SICO for the purpose of enabling SICO to restructure its holdings in A. O. Smith.

The proposed transaction would result in the shareholders of SICO having direct ownership of the same number and type of shares of our Common Stock and Class A Common Stock currently held by SICO. The outstanding shares of our Common Stock and Class A Common Stock not held by SICO would remain outstanding. SICO stated that the proposal is preliminary and subject to, among other things, negotiation of definitive documentation. The proposal was forwarded to our Board, and on February 12, 2008, the Board appointed a Special Committee consisting of William P. Greubel (Chair), Ronald D. Brown and Idelle K. Wolf to consider the proposal.

We do not believe it is practicable to estimate the dollar value of the amounts involved in the proposed transaction or the amount of the interest of SICO or Bruce M. Smith in the transaction. Our principal involvement, as proposed by SICO, would be issuing shares of our stock, cancelling an equivalent number of shares pursuant to a merger agreement between us and SICO and paying any out-of-pocket expenses that we agree to bear. SICO has disclosed that the proposed transaction is intended to allow SICO’s shareholders to realize the underlying value of SICO’s holdings in A. O. Smith and provide enhanced liquidity to SICO’s shareholders.

Bruce M. Smith and Arthur O. Smith have reported the following as of February 4, 2008: Bruce M. Smith beneficially owned 75,696 shares of the outstanding common stock of SICO, which are held in trusts for his benefit, and 102,372 shares of the outstanding common stock of SICO are held in various trusts for the benefit of his wife and issue. Arthur O. Smith beneficially owned 172,034 shares of the outstanding common stock of SICO, including shares held in a trust for his benefit; his wife beneficially owned 6,970 shares of the outstanding common stock of SICO; and 463,116 shares of the outstanding common stock of SICO are held in various trusts for the benefit of his wife and issue. In addition, Bruce M. Smith and Arthur O. Smith are trustees of various trusts for the benefit of persons other than themselves, their wives and issue, which trusts held an aggregate of 823,153 shares of the common stock of SICO. With respect to the 823,153 shares of the common stock of SICO held in trust for the benefit of persons other than Bruce M. Smith and Arthur O. Smith and their wives and issue, Arthur O. Smith is sole trustee of trusts that held 11,000 shares of the common stock of SICO and held all investment and voting power with respect to such trusts, and Arthur O. Smith or Bruce M. Smith are co-trustees with at least one other person and hold shared investment and voting power with respect to the trusts that held the remaining shares. The shares of common stock of SICO held beneficially by Bruce M. Smith and Arthur O. Smith and their wives, together with shares held by Bruce M. Smith and Arthur O. Smith in trust for the benefit of others, comprised 49.5% of the 3,317,066 outstanding shares of common stock of SICO. Accordingly, as a beneficial owner of outstanding shares of common stock of SICO, Bruce M. Smith would participate in the benefits that SICO intends will flow to SICO shareholders from the proposed transaction.

Director Bruce M. Smith’s brother, Roger S. Smith, and director Mark D. Smith’s brother, Arthur O. Smith, III, who is not the same person that we discuss above with regard to Bruce M. Smith’s beneficial ownership of stock of SICO, are both employed by us in non-executive capacities. Each is a long-service employee whose employment precedes his brother’s election to the Board by more than ten years, each is subject to the same terms and conditions of employment as other salaried employees, and the compensation for each is below the threshold for a related party transaction under SEC rules.

Procedure for Review of Related Party Transactions.    Potential conflicts of interest, including related party transactions reportable under SEC rules, must be approved in advance. We have a detailed code of conduct, the A. O. Smith Corporation Guiding Principles, which applies to all employees, officers and directors, and specifically addresses conflicts of interest. Further, the Corporate Governance Guidelines provide the procedure for review of related party transactions reportable under SEC rules, with approval by the Nominating and Governance Committee required if any such transaction involves a director or the Chief Executive Officer.

Potential Director Candidates.    The Nominating and Governance Committee will consider any candidate recommended by stockholders, directors, officers, third-party search firms and other sources for nomination as a director. The Committee considers the needs of the Board and evaluates each director candidate in light of, among other things, the candidate’s qualifications. All candidates’ minimum qualifications are identified in the Corporate Governance Guidelines and the Criteria for Selecting Board of Director Candidates, both of which can be found on our website by clicking on “Governance” and then on the specific document. To summarize, all candidates should be independent and possess substantial and significant experience which would be of value to us in the performance of the duties of a director. Recommended candidates must be of the highest character and integrity, free of any conflicts of interest, have an inquiring mind and vision, and possess the ability to work collaboratively with others. Each candidate must have the time available to devote to Board activities and be of an age that, if elected, the candidate could serve on the Board for at least five years before reaching the mandatory retirement age, which is 70. Finally, we believe it appropriate for certain key members of our management to participate as members of the Board, while recognizing that a majority of independent directors must be maintained at all times. All candidates will be reviewed in the same manner, regardless of the source of the recommendation.

A stockholder recommendation of a director candidate must be received no later than the date for submission of stockholder proposals. Please see the section of this proxy entitled, “Date for Stockholder Proposals.” The recommendation letter should be sent by mail to the Chairperson, Nominating and Governance Committee, c/o James F. Stern, Corporate Secretary, A. O. Smith Corporation, 11270 West Park Place, P.O. Box 245009, Milwaukee, Wisconsin 53224-9509.

The recommendation letter must, at a minimum, provide the stockholder’s name; address; the number and class of shares owned; the candidate’s biographical information, including name, residential and business address, telephone number, age, education, accomplishments, employment history (including positions held and current position), and current and former directorships; and the stockholder’s opinion as to whether the stockholder recommended candidate meets the definitions of “independent” and “financially literate” under the NYSE rules. In addition, the recommendation letter must provide the information that would be required to be disclosed in the solicitation of proxies for election of directors under federal securities laws. The stockholder must include the candidate’s statement that he/she meets these requirements and those identified on our website; is willing to promptly complete the questionnaire required of all officers, directors and candidates for nomination to the Board; will provide such other information as the Committee may reasonably request; and consents to serve on the Board if elected.

Board Committees

The Board of Directors has delegated some of its authority to Committees of the Board. There are four standing Committees: the Audit Committee, the Personnel and Compensation Committee, the Investment Policy Committee, and the Nominating and Governance Committee.

Audit Committee.    The Audit Committee consists of four members who meet the independence and financial literacy requirements of the NYSE and the SEC. The Audit Committee’s duties include appointing the firm that will act as our independent registered public accounting firm. The Audit Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board of Directors and is available on our website. The Board of Directors has determined that Ms. Wolf and Mr. Wulf qualify as “audit committee financial experts” as defined by the SEC. The Audit Committee met eleven times during 2007, with seven of those meetings being telephonic. The Report of the Audit Committee is included as part of this Proxy Statement.

Personnel and Compensation Committee.    The Personnel and Compensation Committee is responsible for establishing and administering our compensation and benefit plans for officers, executives and management employees, including the determination of eligibility for participation in such plans. It determines the compensation to be paid to officers and certain other selected executives, and evaluates the performance of the Chairman and Chief Executive Officer in light of established goals and objectives. As it deems appropriate, the Committee may retain independent consultants to provide recommendations as to executive compensation. The Committee also directs the Senior Vice President – Human Resources and Public Affairs to prepare computations for its consideration, and considers recommendations of the Chief Executive Officer as to compensation of executives other than the Chief Executive Officer. The Committee makes recommendations regarding Chief Executive Officer compensation for the full Board’s final determination. The Personnel and Compensation Committee’s duties and responsibilities are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of four directors, three of whom are independent under NYSE rules and the fourth is a non-management director. The Committee held five meetings during 2007. The Personnel and Compensation Committee Report is included as part of this Proxy Statement.

I nvestment Policy Committee.    The Investment Policy Committee is responsible for investment policy and certain other matters for all of our qualified retirement plans. The responsibilities and duties of the Investment Policy Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of three members. The Investment Policy Committee held four meetings during 2007.

Nominating and Governance Committee.    The Nominating and Governance Committee assists the Board in identifying qualified candidates for election as Board members, and establishes and periodically reviews criteria for selection of directors. Further, the Committee provides direction to the Board as to the independence, financial literacy and financial expertise of directors, and the composition of the Board and its Committees. As part of its responsibilities, the Committee is responsible for reviewing and making recommendations to the Board as to director compensation. The Committee also oversees the process to assess Board and Committee effectiveness, evaluates potential conflicts of interest, implements corporate governance guidelines and advises the Board on corporate governance matters. The responsibilities and duties of the Nominating and Governance Committee are set forth in its Charter, which has been approved by the Board and is available on our website. The Committee consists of three members, all of whom are independent under the NYSE rules. The Nominating and Governance Committee met five times during 2007. The Report of the Nominating and Governance Committee is included as part of this Proxy Statement.

The table below shows Committee membership and the number of meetings of the full Board and each Committee in 2007.

Name	Board	Audit	Personnel and Compensation	Investment Policy	Nominating and Governance
Ronald D. Brown	X		X		Chair

William F. Buehler	X		Chair		X

Gloster B. Current, Jr.	X	X

William P. Greubel	X		X		X

Paul W. Jones	Chair			X

Robert J. O’Toole	X			X

Bruce M. Smith	X		X	Chair

Mark D. Smith	X	X

Idelle K. Wolf	X	X

Gene C. Wulf	X	Chair

Number of Meetings – 2007	5	11	5	4	5

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Ronald D. Brown	$65,500	$60,022	0	0	0	—	$125,522

William F. Buehler	65,500	60,022	0	0	0	—	125,522

Gloster B. Current, Jr.	24,000	45,024	0	0	0	—	69,024

William P. Greubel	63,751	60,022	0	0	0	—	123,773

Robert J. O’Toole	62,000	60,022	0	0	0	—	122,022

Bruce M. Smith	74,889	60,022	0	0	0	—	134,911

Mark D. Smith	58,500	60,022	0	0	0	—	118,522

Idelle K. Wolf	58,500	60,022	0	0	0	—	118,522

Gene C. Wulf	60,500	60,022	0	0	0	—	120,522

(1)	Mr. Jones, as an employee director, receives no compensation for his service as a director.

(2)	Includes amounts earned during 2007, even if deferred.

(3)

Directors receive a stock award of Common Stock as part of their annual retainer. On April 2, 2007, each director, except Mr. Current, received a stock award worth $60,000. This is 1,576 shares at $38.085 per share, which is the average of the high and low prices on the grant date. Mr. Current joined the Board on July 9, 2007. His stock retainer was prorated for the balance of the year to equal $45,000. At the average of the high and low prices on the grant date, this amounts to 1,081 shares at $41.65 per share. All stock awards to directors are rounded up to a full share. The total number of shares of stock awarded to each director in 2007 is as follows: Mr. Brown, 1,576; Mr. Buehler, 1,576; Mr. Current, 1,081; Mr. Greubel, 1,576; Mr. O’Toole, 1,576; Mr. Bruce Smith, 1,576; Mr. Mark Smith, 1,576; Ms. Wolf, 1,576; and Mr. Wulf, 1,576. Directors may choose to defer receipt of this stock, in which case they are awarded restricted stock units. Mr. Bruce Smith has deferred his receipt of stock to the year he attains age 65. Mr. Greubel has elected to defer his receipt of stock until April 1, 2011.

(4)

Since stock awards are vested and unrestricted, the grant date fair market value, pursuant to FAS 123R, of the stock awards issued to each director is the amount shown in the stock awards column. As of December 31, 2007, each director has the following aggregate number of shares in connection with service as a director:  Mr. Brown, 6,124; Mr. Buehler; 7,621; Mr. Current, 2,081; Mr. Greubel, 2,315; Mr. O’Toole, 2,614; Mr. Bruce Smith, 7,203; Mr. Mark Smith, 5,459; Ms. Wolf, 2,957; and Mr. Wulf, 4,402. Holdings by Mr. O’Toole in connection with his previous employment with the company are not included in this table. Please see the “Security Ownership of Directors and Management” Table for additional information.

(5)

None of the directors received perquisites or other personal benefits in an aggregate amount of $10,000 or more. We reimburse directors for transportation, lodging and other expenses actually incurred in attending Board and Committee meetings. We also reimburse directors for similar travel, lodging and other expenses for their spouses to accompany them to a limited number of meetings of Board members held as retreats or for business or educational purposes.

The Nominating and Governance Committee of the Board of Directors is responsible for reviewing and making recommendations to the Board as to director compensation, which is set annually in July. Non-employee directors are compensated in the form of cash and shares of Common Stock. In July, 2007, the Board continued the 2006 director compensation schedule.

Directors received an annual retainer, paid quarterly, in the amount of $35,000 and the award of shares of Common Stock with a market value of $60,000 on the date of its award. Directors also received $1,500 for attendance at each Board meeting and the annual stockholders’ meeting, plus expenses, and received $500 for each telephonic Board and Committee meeting. Each Personnel and Compensation and Nominating and Governance Committee member received $3,000, and the chairperson of each received $5,000, annually; Committee members also received $1,500 per meeting, plus expenses. Each Audit Committee member received $5,000, and the chairperson received $7,000 annually; Committee members also received $1,500 per meeting, plus expenses. Each Investment Policy Committee member received $3,000, and the chairperson received $5,000, annually; Committee members also received $3,000 per meeting, plus expenses. Directors who are our employees are not compensated for service as directors or Committee members or for attendance at Board or Committee meetings.

The Board requires that every new director participate in a detailed orientation at our World Headquarters. This encompasses a review of business and financial operations, meetings with business executives and others, and an overview of our corporate governance policies and procedures. New directors are paid $1,500 to compensate them for their time devoted to orientation matters.

The Board has adopted a policy requiring each director to acquire beneficial ownership of A. O. Smith Corporation Common Stock having an aggregate value equal to not less than three times the cash component of the annual retainer fee paid to the director within three years of (a) July 11, 2006 (policy effective date), or (b) his or her election as a new director, whichever is longer. All directors have either met or are on track to meet this requirement.

Certain directors have elected to defer the payment of their fees and receipt of Common Stock shares under the Corporate Directors’ Deferred Compensation Plan (the “Directors’ Plan”). The Directors’ Plan allows directors to defer all or a portion (not less than 50%) of their fees until a later date, but not later than the year in which age 71 is attained. Payments can be made in a lump sum or in not more than ten annual installments. Under this plan, Idelle K. Wolf has deferred payment of certain director fees. This is handled as a bookkeeping entry, with gains and losses credited to her account each month based on her crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for her account. The current funds available for a crediting election are: Stable Asset Income Fund, Evergreen Core Bond Fund, American Balanced Fund, First American Equity Income Fund, Vanguard Institutional Index Fund, M&I Target Retirement 2010, M&I Target Retirement 2020, M&I Target Retirement 2030, M&I Target Retirement 2040, M&I Target Retirement 2050, Growth Fund of America, FMI Common Stock Fund, Munder Mid-Cap Core Growth, Marshall Mid-Cap Value Fund, American Euro Pacific Growth Fund, and Janus Enterprise Fund. Bruce M. Smith and William P. Greubel have deferred receipt of their stock awards, which consequently are treated as restricted stock units.

STOCK OWNERSHIP

Security Ownership of Directors and Management

The following table shows, as of December 31, 2007, the Class A Common Stock and Common Stock of our company and Common Stock options exercisable on or before March 1, 2008, beneficially owned by each director, each nominee for director, each named executive officer in the “Summary Compensation Table” and by all directors and executive officers as a group. None of the directors, nominees and executive officers have beneficial ownership of Class A Common Stock.

Name	Common Stock(1)		Phantom Stock Units	Options Exercisable Within 60 Days	Percent of Class
Ronald D. Brown	6,124		0	0	*
William F. Buehler	7,621		0	0	*
Gloster B. Current, Jr.	2,081		0	0	*
William P. Greubel	0		2,315	0	*
Paul W. Jones	45,800	(2)	54,100	93,300	*
Christopher L. Mapes	9,192	(2)	12,800	37,567	*
Ronald E. Massa	23,178	(2)	12,800	114,767	*
Terry M. Murphy	0		27,400	12,000	*
Robert J. O’Toole	279,804	(2)	33,000	281,900	2.73%
Ajita G. Rajendra	15,000	(2)	12,800	33,567	*
W. David Romoser	18,129		8,900	13,067	*
Bruce M. Smith(3)	2,649	(4)	4,554	0	*
Mark D. Smith(3)	5,459		0	0	*
Idelle K. Wolf	2,957		0	0	*
Gene C. Wulf	4,402		0	0	*
All 21 Directors, Nominees and Executive Officers as a Group(3)	459,037	(2)	202,769	826,170	6.80%

*	Represents less than one percent.

(1)	Except as otherwise noted, all securities are held with sole voting and sole dispositive power.

(2)	Included in the beneficially owned shares are restricted stock awards: Mr. Rajendra – 5,000 and all directors and executive officers as a group – 5,210.

(3)	Excludes shares beneficially owned by SICO.

(4)	Included in this total are 2,649 shares that have been deferred.

Compliance with Section 16(a) of the

Securities Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) Forms 3, 4 and 5 which they file.

Based solely on our review of the copies of such forms we received and written representations from certain reporting persons during fiscal year 2007, we believe that all filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were met.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

We believe that effective executive compensation programs are critical to our long-term success. Our executive compensation programs are designed to attract, retain and motivate our executive officers to ensure our long-term success and create stockholder value. We have developed compensation programs with the following objectives:

•	attracting and retaining world-class executives through a total compensation opportunity that is competitive within our industry as well as the various markets in which we compete for talent.

•

encouraging a pay-for-performance mentality by directly relating variable compensation elements to the achievement of financial and strategic objectives. Incentive plans are designed to recognize and reward accomplishment of individual objectives as well as corporate goals.

•

promoting a direct relationship between executive compensation and our stockholders. Our long-term incentive opportunities link a significant portion of executive compensation to our performance through restricted stock unit and stock option awards. Executive officers also are expected to comply with established stock ownership guidelines which require acquisition and retention of specific levels of our Common Stock.

We believe total compensation opportunity should increase commensurate with responsibility and capacity to influence our results. Additionally, as responsibility and accountability increase, so should that portion of compensation which is at risk. Therefore, not only do base salaries increase with position and responsibility, but short-term and long-term incentive opportunities as a percentage of total compensation increase as well.

Our executive compensation package is designed to strike a balance between cash and equity, as well as annual and long-term incentives. For the Chief Executive Officer, approximately 25% of total target compensation is comprised of base salary, with the remaining 75% being variable compensation that is dependent on our company performance. The incentive-based compensation is divided so that approximately 25% of total target compensation is attributable to annual incentive bonus and approximately 50% is long-term incentive compensation. The Committee approved a long-term incentive plan for 2007 which targeted 66% of the Chief Executive Officer’s long-term incentives or approximately 35% of total compensation as equity-based awards. For the other named executives, approximately 35% of total target compensation is comprised of base salary, with the remaining 65% being performance-based. This means that approximately 20% of total target compensation represents annual incentive bonus and the remaining 45% is attributable to long-term incentive compensation. The Committee targeted 66% of the long-term incentives, or approximately 30% of total target compensation, as equity-based awards for these named executives.

We believe this combination is a competitive compensation package which provides an incentive for our executives to lead us with a focus on short-term results, while positioning us for long-term sustained performance. With more than 30% of their total compensation tied to equity awards, we feel the decisions of named executives are aligned with the best interests of our stockholders.

Outside Consultants

Just as we compete for market share in highly competitive global markets, we compete for talent in equally competitive labor environments. In order to attract and retain critical leadership in these competitive environments, we strive to provide a comprehensive and competitive total compensation package. We utilize the resources of an independent compensation consultant to aid in establishing our programs and monitor how they compare with the marketplace. Specifically, the Personnel and Compensation Committee (“Committee”) has retained Towers Perrin, a leading global executive compensation consulting group, to review total compensation and market trends relative to executive compensation. Towers Perrin is typically retained to perform a detailed analysis every other year, with the survey then aged to update information during the intervening year. As described below, the Committee asked

Towers Perrin to provide input on overall compensation and components of compensation for 13 executive positions at the 25th, 50th and 75th percentile. In addition to providing information regarding executive pay, Towers Perrin also provides information relating to Board of Director compensation and market trends. Towers Perrin does not provide any services to management.

In connection with the 2006 analysis, we utilized the Towers Perrin Executive Compensation Database, a survey with over 800 companies, and the Towers Perrin Long-Term Incentive Plan survey. We utilize this database because we believe its size ensures consistent and statistically valid data that is representative of the market in which we compete for executive talent. Towers Perrin compared our executive compensation package to general industry (excluding financial services) market practices in companies generating revenues of $1 billion to $3 billion. The comparison focused on overall compensation, as well as base salary, annual incentive bonus, equity awards and each of the other compensation elements discussed below. We feel their methodology provided appropriate comparisons by utilizing industrial companies of comparable size and referencing databases that offered comparable executive officer positions. However, comparable data was not available for Mr. Massa because he holds a somewhat unique position with responsibility for technology as well as supply chain. With no comparative data, the Committee elected to value his total compensation in relationship to his internal peers.

For 2007, an aging factor recommended by Towers Perrin was applied to update salary data to December 31, 2007. The Committee considered the updated data when making compensation decisions regarding the Chief Executive Officer, and evaluating the Chief Executive Officer’s recommendations with respect to other executive officers. The Committee targets our compensation and benefits programs to the surveyed companies at the median level (50th percentile) of survey data when benchmarking our programs against overall compensation paid by survey participants, and against each element of compensation paid by such companies. Since any number of variables can influence the relationship of an individual executive’s pay components to the survey median data, the Committee considers a range of 45th percentile to 55th percentile of market to be within the range of the target median when reviewing total compensation. Although the Committee attempts to have each component of compensation be in this target range, the Committee puts greater emphasis on achieving this target at the total compensation level. Variables considered include, but are not limited to, education, position tenure, previous experience, level of performance and, as appropriate, recruitment considerations. The total compensation of all named executives for 2007 fell within the 45th to 55th percentile range. Additionally, when considering individual performance as a component of the compensation decision, the Committee may at its discretion determine that total compensation above or below the 45% to 55% range is warranted. This methodology is in keeping with our philosophy of responsibly maintaining a competitive position in the marketplace.

Role of Executives in Compensation Decisions

The Committee annually reviews Chief Executive Officer performance and makes recommendations regarding Chief Executive Officer compensation for consideration by the full Board. The Chief Executive Officer is not present during these discussions and plays no role in determining his own compensation. As it deems appropriate, the Committee directs the Senior Vice President – Human Resources and Public Affairs to prepare computations for its consideration. With respect to other executives, the Chief Executive Officer annually reviews performance and makes compensation recommendations to the Committee. The Chief Executive Officer will review compensation data provided by Towers Perrin, consult with the Senior Vice President – Human Resources and Public Affairs and consider the individual factors listed above before making his recommendations. The Committee can exercise its discretion to modify any recommended compensation to such executives.

Compensation Elements

The Committee takes a balanced approach to executive compensation. Our executive compensation package is comprised of several key components which are designed to work together to provide executives with a total compensation package that is competitive with industry norms. Total compensation includes:

•	Annual Base Salary

•	Incentives

•	Short-Term – annual incentive bonus

•	Long-Term – restricted stock, stock options and performance units

•	Benefits

•	Executive life insurance

•	Pension, profit sharing plan and post-retirement life insurance

•	Perquisites or other forms of cash and non-cash compensation, including:

•	Vehicles or auto allowances

•	Club memberships

•	Financial counseling

Each of these components is discussed below.

Base Salary

Base salary is the core element of an executive’s overall compensation. We review base salary levels annually, with adjustments effective January 1. The Chief Executive Officer considers each senior executive individually for base salary actions (merit increases) and recommends appropriate adjustments. The Committee annually evaluates the appropriate base salary for the Chief Executive Officer, and reviews and approves his recommendations for the other named executive officers. When considering merit increases, consideration is given to industry experience, individual performance, level of contribution, pay levels relative to market pay practices, as well as our overall economic condition. While the Chief Executive Officer recommends compensation adjustments for the other named executives, his recommendations must be approved and authorized by the Committee. The Chief Executive Officer and the Committee rely upon the median level competitive survey data from Towers Perrin and their own diverse experiences with executive compensation when making compensation decisions.

In reviewing and approving individual base salary adjustments for the named executive officers for 2007, the Committee relied upon salary data for comparable positions from the Towers Perrin Executive Compensation Database. Average base salaries for the group fell within the Committee’s targeted range after 2007 adjustments. The Committee determined base salaries for executives were escalating at an average rate of 3.8% based upon published reports by Hewitt, Mercer, The Conference Board and Watson Wyatt, all of whom are recognized consulting groups in the compensation field and whose studies are quoted in widely circulated business press. In light of earlier mentioned considerations, the Committee recommended an increase of 7.8% for Mr. Jones and approved increases of 5%, 3.5%, 8.5% and 5% to Messrs. Murphy, Massa, Rajendra and Mapes, respectively. Each of these increases kept the named executive officers who were serving at the end of 2007 within the target range.

Executive Incentive Compensation

We include both annual and long-term incentives in our executive compensation package. The goal of our incentive plans is to focus executives on both short-term financial and strategic objectives while ensuring commitment to our long-term growth and stability. Our incentive plans tie financial awards to our financial and strategic success and the interests of our stockholders, and provide pay in addition to annual base salary when warranted by corporate and individual performance.

Annual Incentive Compensation

Each year, the Committee reviews and approves our financial and strategic objectives. The executive annual incentive bonus is tied to achieving those objectives. The better an executive performs relative to these objectives, the higher the incentive bonus payment.

The annual target incentive bonus is calculated as a percent of annual base pay as of January 1 of the performance year. The target percent for incentive compensation, like base salary, is determined through periodic benchmarking and review of the median level survey data provided by Towers Perrin. Annual incentive compensation represents an “at risk” component of the executive compensation package. Actual incentive bonus amounts are dependent upon performance against specific measurements and may vary from 0% to 150% of targeted amounts. In addition, the Committee may award discretionary bonuses as it deems appropriate, but did not do so in 2007.

As a general principle, the higher the level of responsibility, the greater the portion of executive compensation that is tied to incentive awards. Thus, the Chief Executive Officer’s annual incentive opportunity is greater than that of the other named executive officers. Our company targets an annual incentive opportunity for the Chief Executive Officer at 100% of base pay. The target incentive for the Chief Financial Officer is 67% of base pay. The target for the other named executives is 60% of base pay. During 2007, the Committee confirmed incentive bonus targets for all named executives other than Mr. Murphy fell within the target median range. Mr. Murphy’s target incentive bonus was just above the target median range but the Committee elected to make no adjustments since his total compensation fell within the range.

The 2007 annual incentive plan for corporate executives, including Messrs. Jones, Murphy and Massa, was based entirely on achieving a target financial measure, 12.8% Return on Equity before unbudgeted restructuring expenses. Return on Equity is calculated by dividing net income (before unbudgeted expenses relating to restructuring) by stockholder equity. It is used as the basis for determining annual incentive compensation for corporate executives because we believe it represents a sound measure of our performance that is easily recognized and readily used by investors. It links executive performance to stockholder interests.

The annual incentive for operating segment executives, including Messrs. Rajendra and Mapes, was based on two components: meeting an internal financial objective, Return on Performance Assets at the operating segment and achieving certain strategic objectives. Return on Performance Assets is calculated by dividing the segment’s operating earnings before interest and taxes by total operating segment’s net assets excluding cash and equivalents, debt and income tax accounts. This calculation emphasizes asset optimization and therefore is a better indicator of return on our investment at the operating segment level. Fifty Percent (50%) of their 2007 incentive bonus opportunity was contingent upon achieving the Return on Performance Assets financial goal, with the balance linked to achieving strategic goals. Establishing strategic goals for operating segments, such as working capital improvement, post acquisition synergies, ERP system implementation and product standardization, is a collaborative process. Operating segment executives and the Chief Executive Officer determine strategic goals aligned with overall business objective and then the Chief Executive Officer recommends those goals to the Committee. The Committee evaluates, advises, modifies or adopts the strategic goals. The potential incentive bonus associated with the strategic component cannot exceed the percent of the incentive bonus associated with financial performance. We feel placing greater emphasis on financial results further aligns executives with stockholder interests.

The financial objectives (Return on Equity and Return on Performance Assets) and the strategic objectives were established at the February, 2007 meeting of the Committee and were based upon historical performance, as well as assessment of the 2007 business plan, competitive environments and our overall performance objectives. These objectives were established to be difficult, but achievable. The Committee sets targets with the expectation they will be met and that meeting them at the operating segment level is essential to meeting the overall company targets. In the past three years, operating segment executives have met or exceeded their targets 50% of the time, with one operating segment executive reaching his maximum payout in 2006.

By establishing a financial objective for all executives and additional strategic goals for operating segment executives, we endeavor to focus executives on achieving financial results while managing operating segment strategic initiatives such as growth, continuous improvement, technological leadership, organizational effectiveness and others. Linking payment of strategic awards to attainment of financial performance reflects the fact that financial achievement funds programs critical to our company as well as personal rewards. It is consistent with our compensation philosophy that performance-based incentives should reflect both business and individual accomplishments. Incentives should be tied not only to our operating results but also to the executive’s distinctive leadership in managing effectively and ethically, which creates long-term value for stockholders.

In 2007, we achieved 113.2% of the corporate incentive bonus target based on a Return on Equity, excluding unbudgeted restructuring charges of 13.2%. Accordingly, Messrs. Jones, Murphy, Massa and Romoser were awarded incentive bonuses of $985,000, $319,000, $243,000 and $208,000, respectively. Likewise, Mr. Rajendra achieved 114.8% of his operating segment financial and strategic objectives, and was awarded an incentive bonus of $272,000. Mr. Mapes achieved 74.2% of his operating segment financial and strategic objectives and received an incentive bonus of $169,000.

Long-Term Incentive Compensation

Long-term incentive compensation consists of stock options, restricted stock units and performance units, all of which are focused on ensuring sustained performance over a multi-year period. We feel strongly that equity-based long-term incentives effectively link the interests of senior management to the interests of our stockholders. The allocation of total value between each of the long-term incentive components may vary from year to year based on our focus, as determined by the Committee. The long-term incentive portion of an executive’s compensation is “at risk” and is dependent upon corporate performance and growth in stock value.

The stated purpose of the Combined Incentive Compensation Plan, which is the vehicle for awarding long-term incentives, is to provide additional compensation as an incentive to induce key employees to remain in our employ and to encourage them to secure or increase their stock ownership in our company or to otherwise align their interests with our stockholders. The Combined Incentive Compensation Plan motivates behavior through growth-related incentives to achieve long-range revenue and profitability goals.

The total target value of all long-term incentive components is compared to positions in the marketplace. Again, the Committee utilizes Towers Perrin to assist in benchmarking against the median level of surveyed companies to determine market competitive long-term incentive targets for executive positions. Other than Mr. Jones, whose target long-term incentive fell below the target median range, the long-term incentive targets for all named executives were considered to be within the target median range.

Changing Measures

In its 2006 report, Towers Perrin cited trends in the market and recommended placing more weight on the performance-based components of our long-term incentive plan. Historically, we awarded 50% of our long-term incentives in restricted stock units, which vest over time. Stock options and performance units comprised the performance-based part of our long-term incentives and were awarded in equal parts of the remaining 50%. As a consequence of the Towers Perrin report, beginning in 2007, the Committee shifted more of our long-term incentives toward performance-based awards and reduced the proportion of time-based restricted stock units. For 2007, restricted stock units represented 33% of the award, stock options 33%, and performance units 34% of the award, thus shifting from 50% performance-based to 67% performance-based. The Committee elected to use Return on Invested Capital as a percent of the Cost of Capital as the performance measure for performance units beginning in 2007. We believe Return on Invested Capital represents a sound measure of how effectively executives manage their allocation of capital. The goal is to achieve Return on Invested Capital as a percent of the cost of capital at or above 100%. Performing at this level means we are maintaining or creating additional stockholder value. We calculate Return on Invested Capital by taking net operating profit after taxes and dividing it by total capital. As with annual incentive compensation objectives, the Committee sets targets at levels that are difficult to achieve, but with the expectation they are attainable.

The changes for 2007 were consistent with our stated compensation philosophy and objectives. They are intended to place greater emphasis on pay for performance and more closely tie executive pay to stockholder interests.

Stock options granted through the Combined Incentive Compensation Plan are valued at fair market value on the day of the grant, which is calculated by averaging the high and the low trading prices of our Common Stock on the NYSE on the day of the grant. The value of options to an executive is entirely dependent upon the growth of our stock price over the option price. Under the terms of the Combined Incentive Compensation Plan, options may not be repriced once granted.

Restricted stock units entitle the executive to receive a share of Common Stock for each unit when the restricted stock unit vests. Restricted stock units are time-based. Their value to the executive is dependent upon the value of our Common Stock at the time of vesting.

Performance units are valued at the time of grant at $100. Their value to the executive is dependent upon Return on Invested Capital performance as a percent of the cost of capital over a three-year vesting period. Their value may be anywhere from 0% to 150% of target value based upon performance. The Committee established specific Return on Invested Capital performance goals at its February, 2007 meeting. In establishing the target, the Committee expressed its desire for our company to earn more than the cost of capital during the measurement period. Thus, to obtain 100% of the granted value, our average Return on Invested Capital during the three-year performance period (2007-2009) divided by the baseline cost of capital effective December 31, 2006, had to equal 100%. That target is expressed as the following equation:

Return on Invested Capital as % of cost of capital	=	Average Return on Invested Capital over three-year performance period	X 100
Baseline cost of capital

The minimum performance level below which no payment is earned was established by calculating the average Return on Invested Capital as a percent of the cost of capital over the prior nine-year period (the longest period for which data was available.) The maximum performance level at which the maximum payment will be earned was determined by taking the difference between the minimum performance level and the target performance level, divided by three, then adding that to the target performance level.

At target, the combined value of the three components of executive long-term incentives (restricted stock units, stock options and performance awards) should represent market median long-term incentive awards consistent with the Towers Perrin survey. Based upon the Committee’s analysis, target long-term incentives for Mr. Jones fell slightly below target median range. All others for which benchmark data was available fell within the target median range.

Timing of Awards

Long-term incentive grants are awarded annually in February, shortly after earnings are released for the prior year. The Committee reserves the right to grant equity to new hires at the time of their hire in order to align them as quickly as possible to stockholder interests as well as our strategic goals.

Share Ownership Guidelines

We have developed share ownership guidelines requiring minimum levels of the Common Stock accumulation and ownership based upon a specific dollar value, depending on the executive’s position.

Executive	Guideline
Paul W. Jones	$3,534,000
Terry M. Murphy	1,293,744
Ronald E. Massa	713,794
Ajita G. Rajendra	713,794
Christopher L. Mapes	713,794

These ownership guidelines are targeted to be competitive with comparable positions in the marketplace. They also are intended to align executive interests with those of our stockholders. Executives are expected to achieve these ownership guidelines within four years of becoming an executive at our company. Once achieved, the level of ownership must be maintained. All named executives, except for Mr. Murphy, are in compliance with the stock ownership guidelines, including granted but unvested restricted stock. Mr. Murphy is on track to comply within the period allowed.

Executive Life Insurance

The A. O. Smith Executive Life Insurance Plan is a program intended to provide income security for a named beneficiary in the event of death. The plan generally provides a life insurance benefit equal to three times the executive’s annual base salary during employment and one times the annual base salary after retirement. We purchase endorsement split-dollar insurance policies to provide this benefit. Certain executives, including Mr. Massa, have collateral assignment split-dollar insurance policies issued prior to 2002 which provide different amounts of life insurance than under the endorsement policies. The provision of life insurance is consistent with our philosophy of providing competitive pay and benefits for all employees in order to attract and retain critical talent.

Executive Pension

We maintain a qualified defined benefit plan, the A. O. Smith Retirement Plan, for all eligible employees. In addition, we provide a supplemental executive pension program intended to provide income continuation for an executive at the time of retirement. The plans are consistent with our philosophy of providing a competitive retirement benefit for all employees in order to attract and retain critical talent, as well as ensure a secure retirement for employees who contributed to our success over a sustained period of time. A detailed discussion of terms of the plans follows the “Pension Benefits” Table.

Profit Sharing Plans

All U.S. salaried employees, including the named executives, are eligible to participate in the A. O. Smith Profit Sharing Retirement Plan. This is a 401(k) tax-qualified retirement savings plan in which we match employee contributions up to 6% of base salary at the rate of $.35 to $1.40 per $1.00 contributed, based on our performance. The A. O. Smith Corporation Executive Supplemental Profit Sharing Plan is a program intended to provide a profit sharing plan supplement to those executives who are subject to reduction in our matching contributions to the Profit Sharing Retirement Plan caused by Internal Revenue Code restrictions. We promote individual employee investment in retirement security at all levels of the organization. The plans encourage executives to invest for their own retirement income and provide a competitive benefit platform.

To receive a company contribution under the Executive Supplemental Profit Sharing Plan, executives must contribute the maximum eligible tax-deferred employee contributions allowed by law to the Profit Sharing Retirement Plan. The amount of the executive’s contribution under the Supplemental Plan is the difference between the match the executive would have received without the restrictions placed on these contributions by the Internal Revenue Code and the actual match received in the qualified Profit Sharing Retirement account.

A discussion of the Executive Supplemental Profit Sharing Plan and the A. O. Smith Executive Deferred Compensation Plan, under which executives may elect to defer all or part of their annual incentive bonus, follows the “Nonqualified Deferred Compensation” Table.

Executive Perquisites

We provide certain executive perquisites consistent with our philosophy of offering a competitive compensation package to attract and retain top-tier executives. Among the non-cash elements of the executive compensation package are executive cars or car allowances, club memberships, executive physicals, and financial counseling. As identified in the “Components of 2007 All Other Compensation” Table, we provide a tax gross-up on certain perquisites so the executives receive their full value.

Executive Agreements

We have no employment agreements, as those terms are commonly understood, with our executives. However, the offer letters of employment for Messrs. Jones, Murphy and Rajendra include special severance provisions that provide for 18 months of salary and insurance benefits in the event their employment were to be terminated for reasons other than “for cause” (i.e., dishonesty or insubordination). The severance provision was included in their offer letters as an inducement to recruit them to our company. Each executive requested the provision prior to his acceptance of an offer letter of employment from us. An 18-month severance benefit is consistent with industry practice.

As a further inducement, Messrs. Murphy and Rajendra requested and were provided with pension supplements which are described in more detail in the compensation tables and narrative section of this disclosure. These pension supplements were intended to replace benefits these executives would have forfeited in order to join us. These provisions have no impact on compensation decisions.

We also entered into a letter agreement with Mr. Romoser concerning his retirement and ongoing consulting services to provide for an orderly transition of the General Counsel and Secretary functions. The terms of this agreement, and the other agreements identified above, are discussed in the section, “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Tax Considerations

We consider the potential impact on us of Section 162(m) of the Internal Revenue Code (the “Code”) which prohibits public companies from deducting certain executive remuneration in excess of $1 million. We generally attempt to structure compensation arrangements, where possible, to reduce or eliminate the impact of the limitations of Section 162(m) of the Code, including nonqualified deferred compensation programs. However, in order to attract and retain critical talent, it may, from time to time, be necessary to exceed the 162(m) limit.

SUMMARY COMPENSATION TABLE

The Summary Compensation Table reflects information concerning compensation awarded to, earned by or paid to our chief executive officer, chief financial officer and other named executive officers during fiscal years 2007 and 2006.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6)	Total ($)
Paul W. Jones Chairman and Chief Executive Officer	2007 2006	$870,000 807,000	0 0	$693,030 777,907	$431,361 227,945	$1,390,000 849,000	$300,200 279,197	$148,459 293,326	$3,833,050 3,234,375

Terry M. Murphy Executive Vice President and Chief Financial Officer	2007 2006	420,000 400,000	0 100,000	327,998 252,210	146,864 77,640	319,000 253,000	123,478 363,768	159,329 182,709	1,496,669 1,629,327

Ronald E. Massa Executive Vice President	2007 2006	357,500 339,875	0 0	316,429 185,048	225,655 73,396	430,500 210,000	284,693 293,463	119,106 128,769	1,733,883 1,230,551

Ajita G. Rajendra Executive Vice President & President of A. O. Smith Water Products Company, a division of the Company	2007 2006	394,000 360,250	0 50,000	272,396 216,740	85,349 60,558	459,500 298,000	87,694 125,957	69,150 69,776	1,368,089 1,181,281

Christopher L. Mapes Executive Vice President & President of A. O. Smith Electrical Products Company, a division of the Company	2007 2006	378,000 346,667	0 40,000	206,436 174,760	85,349 35,967	356,500 162,000	31,437 24,818	71,307 74,452	1,129,029 858,664

W. David Romoser(7) Retired Senior Vice President, General Counsel and Secretary	2007	174,146	0	261,146	176,941	343,000	0	248,678	1,203,911

(1)	Includes amounts earned in 2007, even if deferred.

(2)

The amounts included in the “Stock Awards” column are the amounts recognized by the company in 2007 related to stock awards in 2007 and in prior years in accordance with FAS 123R. For a discussion of valuation assumptions, see Note 10 to the company’s 2007 Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(3)

The amounts included in the “Option Awards” column are the amounts recognized by the company in 2007 and in prior years related to stock option awards in accordance with FAS 123R. For a discussion of valuation assumptions, see Note 10 to the company’s 2007 Consolidated Financial Statements included in the company’s Annual Report on Form 10-K for the year ended December 31, 2007.

(4)

The annual incentive bonus for 2007 and performance units for the period 2005 to 2007, respectively for each named executive officer are as follows: Mr. Jones, $985,000 and $405,000; Mr. Murphy, $319,000 and $0; Mr. Massa, $243,000 and $187,500; Mr. Rajendra, $272,000 and $187,500; Mr. Mapes, $169,000 and $187,500; and Mr. Romoser, $208,000 and $135,000. Both the annual incentive bonus for 2007 and the performance units for 2005-2007 will be paid in 2008.

(5)	Reflects the change in pension value for each named executive officer for 2007.

(6)	Additional information regarding other compensation as provided in the “Components of 2007 All Other Compensation” Table below.

(7)

Mr. Romoser retired on July 15, 2007. He is providing transitional consulting services with such fees reflected in “All Other Compensation” and discussed in the section, “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

COMPONENTS OF 2007 ALL OTHER COMPENSATION

Name	Tax Gross-Up Payments ($)(1)	Company Contributions to Retirement and 401(k) Plans ($)(2)	Dividends on Restricted Stock and Stock Units ($)	Company Car / Allowance ($)(3)	Club Dues ($)		Other ($)(4)		Total ($)
Paul W. Jones	$6,915	$52,461	$44,579	$32,400	$314	(5)	$11,790		$148,459

Terry M. Murphy	38,474	25,326	18,092	24,000	46,825	(6)	6,612		159,329

Ronald E. Massa	22,035	21,557	12,841	12,488	11,809		38,376	(7)	119,106

Ajita G. Rajendra	10,130	23,758	12,511	16,126	0		6,625		69,150

Christopher L. Mapes	6,165	22,793	10,241	24,731	5,863		1,514		71,307

W. David Romoser	39,787	10,501	9,066	7,330	0		181,994	(8)	248,678

(1)	Tax gross-up payments provided to executives for financial counseling, company car, life insurance premiums, split-dollar insurance and club dues.

(2)

Amounts shown are company 401(k) plan matching contribution and contribution to Executive Supplemental Profit Sharing Plan. For 2007, each officer except Mr. Romoser received $13,568 company 401(k) plan matching contribution and the following Executive Supplemental Profit Sharing Plan contributions: Mr. Jones, $38,893; Mr. Murphy, $11,758; Mr. Massa, $7,989; Mr. Rajendra, $10,190; and Mr. Mapes, $9,225. Mr. Romoser received $10,501 company 401(k) plan matching contribution.

(3)

Currently, Messrs. Jones and Murphy receive a car allowance; Mr. Mapes’ lease expired and was converted to a car allowance during 2007. As existing car leases for other named executives expire, we will convert to a car allowance for them as well. We pay tax gross-up on company car leases, but not on a car allowance.

(4)

Amounts shown represent payments for financial counseling and life insurance premiums for all named executive officers, executive physicals, if taken, spousal travel to Board or executive meetings for business purposes, company products, as well as other payments which are separately identified with respect to the particular named executive officer in footnotes below.

(5)	2007 annual dues were paid in 2006; 2008 dues paid in 2008 and are not reflected herein.

(6)	Includes one-time club initiation fees of $26,400, club dues for 2007 and club dues for 2008, due to specific club invoice and payment policy.

(7)	Amount shown includes $26,584 special home purchase program.

(8)	Amount shown includes $118,200 for consulting fees; $52,400 cash value of split-dollar post-retirement policy rollout, and $10,510 for payment of earned vacation upon retirement.

GRANTS OF PLAN-BASED AWARDS

The table below reflects the plan-based awards made under the Combined Incentive Compensation Plan to each of the named executive officers during 2007.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Under- lying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh) ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Paul W. Jones	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	$0 41,500	$870,000 830,000	$1,305,000 1,245,000	N/A	N/A	N/A	21,100	50,800	$38.755	$817,731 732,028

Terry M. Murphy	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	0 12,750	281,400 255,000	422,100 382,500	N/A	N/A	N/A	6,400	15,700	38.755	248,032 226,237

Ronald E. Massa	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	0 9,250	214,500 185,000	321,750 277,500	N/A	N/A	N/A	4,700	11,200	38.755	182,149 161,392

Ajita G. Rajendra	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	0 9,250	236,400 185,000	354,600 277,500	N/A	N/A	N/A	4,700	11,200	38.755	182,149 161,392

Christopher L. Mapes	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	0 9,250	226,800 185,000	340,200 277,500	N/A	N/A	N/A	4,700	11,200	38.755	182,149 161,392

W. David Romoser	02/09/07(5) 02/09/07(6) 02/09/07 02/09/07	0 6,500	183,255 130,000	274,883 195,000	N/A	N/A	N/A	3,200	7,800	38.755	124,016 112,398

(1)

Shows the number of restricted stock units granted to each named executive officer in 2007 under the Combined Incentive Compensation Plan. Restricted stock units vest on February 9, 2010 (three years from grant date), except in the event of dismissal or voluntary resignation prior to vesting. The grant date fair value of these awards was $38.755 per restricted stock unit, based upon the average of the highest and lowest price on the date of grant. Dividends on restricted stock and restricted stock units are credited to the named executive officer’s account in the Executive Supplemental Profit Sharing Plan.

(2)

Shows the number of stock options granted to each named executive officer in 2007 under the Combined Incentive Compensation Plan. Options vest and become exercisable in three equal installments beginning February 9, 2008, one year after the grant date. Options are forfeited in the event of dismissal or resignation.

(3)	The exercise price is the average of the highest and lowest price on the effective date of grant.

(4)	The value of the stock and option awards has been calculated in accordance with FAS 123R.

(5)	Amounts reflect the threshold, target, and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan for annual incentive bonus for 2007.

(6)

Amounts reflect the threshold, target and maximum awards that each named executive officer can earn under the Combined Incentive Compensation Plan as performance units for the period 2007 to 2009. Performance units have a value of $100 per unit at time of grant. The actual value of performance units is dependent upon Return on Invested Capital performance over the three-year vesting period, as more fully explained under “Compensation Discussion and Analysis – Long-Term Incentive Compensation.”

No named executive officer at our company has an employment agreement for a specific period of time. Rather, all executives serve at the pleasure of the Board. Messrs. Jones, Murphy and Rajendra have agreements with respect to termination of employment, and Mr. Romoser has an agreement that we entered into in connection with his retirement. See the discussion entitled, “Employment Contracts, Termination of Employment and Change in Control Arrangements.”

Further, both Messrs. Murphy and Rajendra have pension agreements which are reviewed in the discussion following the “Pension Benefits” Table. Otherwise, their compensation is consistent with the policies and practices discussed in the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2007

The table below reflects all outstanding equity awards made under the Combined Incentive Compensation Plan to each of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Paul W. Jones	40,800 25,500 27,000 0	0 0 13,500 50,800	0	$35.285 24.640 29.200 38.755	01/02/14 10/12/14 10/11/15 02/09/17	33,000 21,100	$1,156,650 739,555	0	0

Terry M. Murphy	6,000 0	12,000 15,700	0	36.030 38.755	01/03/16 02/09/17	21,000 6,400	736,050 224,320	0	0

Ronald E. Massa	50,200 46,300 11,600 6,667 0	0 0 0 3,333 11,200	0	13.563 15.135 24.640 29.200 38.755	10/10/10 10/09/11 10/12/14 10/11/15 02/09/17	0	0	0	0

Ajita G. Rajendra	26,900 6,667 0	0 3,333 11,200	0	27.580 29.200 38.755	02/01/15 10/11/15 02/09/17	5,000 8,100 4,700	175,250 283,905 164,735	0	0

Christopher L. Mapes	30,900 6,667 0	0 3,333 11,200	0	23.980 29.200 38.755	09/22/14 10/11/15 02/09/17	8,100 4,700	283,905 164,735	0	0

W. David Romoser	8,400 4,667 0	0 2,333 7,800	0	24.640 29.200 38.755	10/12/14 10/11/15 02/09/17	0	0	0	0

(1)

All references to shares mean shares of the company’s Common Stock. Mr. Jones will have the right to exercise an option for 13,500 shares at the exercise price of $29.20 on October 11, 2008; 16,934 shares at the exercise price of $38.755 on February 9, 2008; 16,933 shares at the exercise price of $38.755 on February 9, 2009; and 16,933 shares at the exercise price of $38.755 on February 9, 2010. Mr. Murphy will have the right to exercise an option for 6,000 shares at the exercise price of $36.03 on January 3, 2008; 6,000 shares at the exercise price of $36.03 on January 3, 2009; 5,234 shares at the exercise price of $38.755 on February 9, 2008; 5,233 shares at the exercise price of $38.755 on February 9, 2009; and 5,233 shares at the exercise price of $38.755 on February 9, 2010. Messrs. Massa, Rajendra and Mapes will each have the right to exercise an option for 3,333 shares at the exercise price of $29.20 on October 11, 2008; 3,734 shares at the exercise price of $38.755 on February 9, 2008; 3,733 shares at the exercise price of $38.755 on February 9, 2009; and 3,733 shares at the exercise price of $38.755 on February 9, 2010. Mr. Romoser will have the right to exercise an option for 2,333 shares at the exercise price of $29.20 on October 11, 2008; 2,600 shares at the exercise price of $38.755 on February 9, 2008; 2,600 shares at the exercise price of $38.755 on February 9, 2009; and 2,600 shares at the exercise price of $38.755 on February 9, 2010.

(2)

Mr. Jones will vest in 33,000 restricted stock units on October 22, 2008, and 21,100 restricted stock units on February 9, 2010. Mr. Murphy will vest in 21,000 restricted stock units on January 28, 2009, and 6,400 restricted stock units on February 9, 2010. Mr. Massa and Mr. Romoser were awarded restricted stock units in 2007, but they immediately vested due to their eligibility for retirement. Mr. Rajendra will vest in 5,000 shares of restricted stock on February 1, 2008; 8,100 restricted stock units on October 22, 2008; and 4,700 restricted stock units on February 9, 2010. Mr. Mapes will vest in 8,100 restricted stock units on October 22, 2008, and 4,700 restricted stock units on February 9, 2010. Restricted stock units entitle the executive to receive one share of Common Stock for each unit.

(3)	Market value determined by the NYSE closing market price of $35.05 on December 31, 2007, the last trading day of the fiscal year.

OPTION EXERCISES AND STOCK VESTED

The table includes information related to options exercised by each of the named executive officers during fiscal year 2007 and the number and value of options held at the end of the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Paul W. Jones	0	0	28,134		$1,064,478

Terry M. Murphy	0	0	0		0

Ronald E. Massa	50,300	$820,667	4,700	(3)	181,890

Ajita G. Rajendra	0	0	5,000		194,650

Christopher L. Mapes	0	0	4,000		179,320

W. David Romoser	85,650	1,889,647	3,200	(3)	123,840

(1)	Based on the difference between the option exercise price and the NYSE closing market price of the Common Stock on the date of exercise.

(2)	Based on NYSE closing market price of the Common Stock on the vesting date.

(3)	Restricted stock units awarded to Mr. Massa and Mr. Romoser in 2007 were immediately vested due to their eligibility for retirement.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Paul W. Jones	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	4.00	$86,395 742,232	0

Terry M. Murphy	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	2.00	40,596 446,650	0

Ronald E. Massa	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	30.60	741,056 2,023,272	0

Ajita G. Rajendra	A. O. Smith Retirement Plan Executive Supplemental Pension Plan Special Pension Arrangement	2.92	61,707 201,464 338,043	0

Christopher L. Mapes	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	3.28	27,457 61,778	0

W. David Romoser	A. O. Smith Retirement Plan Executive Supplemental Pension Plan	15.37	470,169 521,054	$26,385

We maintain a qualified defined benefit pension plan, the A. O. Smith Retirement Plan, for all eligible salaried employees. The plan provides a monthly retirement benefit at normal retirement age equal to 1.1% of five-year final average pay, plus 0.5% of five-year final average pay in excess of social security compensation multiplied by credited service up to a 40-year maximum. Average annual pay includes base salary and 50% of annual bonus.

We also maintain the A. O. Smith Corporation Executive Supplemental Pension Plan to provide benefits to an executive whose benefits in the A. O. Smith Retirement Plan are subject to limitations under the Internal Revenue

Code and to take into account 100% of an executive’s annual incentive bonus. The monthly retirement benefit at normal retirement age under the Executive Supplemental Pension Plan is equal to 1.65% of five-year final average pay times years of credited service up to a 40-year maximum, less the benefit provided from the A. O. Smith Retirement Plan. All of the named executives participate in the Executive Supplemental Pension Plan.

The normal retirement age under both plans is 66 for all named executives except Mr. Mapes, whose normal retirement age is 67. Each plan provides for early retirement as early as age 57 and 10 years of service but with reductions in the normal retirement benefit. The reductions for benefits provided by the A. O. Smith Retirement Plan are equal to 6.67% per year between the age at retirement and the executive’s normal retirement age less three years (also called the unreduced retirement age). If an executive retires early, the single lump sum amount to be paid from the Executive Supplemental Pension Plan is calculated based upon the unreduced benefit commencing at the unreduced retirement age discounted for interest between the unreduced retirement age and executive’s age at early retirement using the after-tax yield on the Lehman Total Corporate Index. Executives terminating before age 57 and 10 years of service with a vested benefit receive a single lump sum amount from the Executive Supplemental Pension Plan calculated in the same manner as for early retirement except the benefit is based upon the unreduced benefit commencing at the executive’s normal retirement age, discounted for interest between the executive’s normal retirement age and the executive’s age at termination. Ronald E. Massa is currently eligible for early retirement and has elected to retire on February 29, 2008.

The “Present Value of Accumulated Benefit” set forth in the table above is based on assumptions and valuation dates that are the same as those used for the valuation of pension liabilities as set forth in Note 11 to our 2007 Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007. Retirement age under the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan is assumed to be the earliest age that an executive can retire with an unreduced benefit, which is age 65 for Mr. Jones, age 66 for Mr. Murphy, age 64 for Mr. Mapes and age 63 for Mr. Massa and Mr. Rajendra. Post-retirement mortality rates are based on the RP-2000 Combined Healthy Mortality Table (gender specific). The assumption is made that there is no probability of pre-retirement death or termination by any other cause.

The A. O. Smith Retirement Plan pays benefits in the form of a single life retirement annuity. Optional forms of annuity payment are available on an actuarially equivalent basis. The retirement benefit under the Executive Supplemental Pension Plan is paid as a single lump sum to the executive upon retirement, except for Mr. Romoser, who will receive a portion of his benefit as a monthly annuity. The lump sum amount is calculated by determining the amount necessary (including a tax gross-up for the tax liability attributable to the lump sum payment) to purchase a commercial annuity that will provide an after-tax monthly amount equivalent to the after-tax amount the executive would receive if the monthly pension would be paid directly by us. To calculate the “Present Value of Accumulated Benefits” for the benefit under the Executive Supplemental Pension Plan, assumptions are made regarding the executive’s tax rate at retirement (39.9%) and a lump sum interest rate obtained by surveying various annuity companies (4.5%).

We do not have a policy to grant extra years of service. Two of the named executives have special arrangements negotiated upon their employment with us. After the completion of 5 years of service, Mr. Murphy will be granted an extra 3 years of service included in the calculation of his Executive Supplemental Pension benefit and will be treated as eligible for early retirement under the plan. In the “Pension Benefits” Table above, the 3 years of imputed service for Mr. Murphy is valued at $293,710.00. Mr. Rajendra will be eligible for a payment of $4,166.67 per month after completion of 10 years of service and an additional $1,250.00 per month after completion of 12 years of service (for a total of $5,416.67 per month for his lifetime). The present value of Mr. Rajendra’s special agreement shown in the “Pension Benefits” Table does not reflect the additional $1,250.00 per month because it is calculated assuming retirement at age 63, and he is not eligible for the additional $1,250.00 per month if he retires at that age. Mr. Rajendra’s benefit is in addition to the benefits provided by the A. O. Smith Retirement Plan and the Executive Supplemental Pension Plan. Both of these agreements were granted in order to compensate each executive for benefits forfeited from his prior employer upon termination.

Mr. Romoser retired effective July 15, 2007. Years of credited service are shown as of his retirement date. Payments received in fiscal year 2007 include a total of $19,407.00 in monthly annuity payments from the A. O.

Smith Retirement Plan and $6,978.00 in monthly annuity payments from the Executive Supplemental Pension Plan. The “Present Value of Accumulated Benefit” shown for Mr. Romoser is based upon the value of future monthly retirement payments and a lump sum payment of a portion of his Executive Supplemental Pension Plan benefit which he will receive in 2008.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)(1)	Aggregate Earnings in 2007 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2007 ($)
Paul W. Jones	0	$83,472	$14,429	0	$245,558

Terry M. Murphy	0	29,850	2,012	0	52,685

Ronald E. Massa	0	20,831	9,798	0	226,000

Ajita G. Rajendra	0	22,702	6,088	0	60,681

Christopher L. Mapes	0	19,467	2,358	0	53,310

W. David Romoser	0	9,066	6,081	0	117,508

(1)

Includes the following Supplemental Profit Sharing contributions for 2007 which are also reported in the “Summary Compensation Table”: Mr. Jones, $38,893; Mr. Murphy, $11,758; Mr. Rajendra, $10,191; Mr. Massa, $7,990; Mr. Mapes, $9,226; and Mr. Romoser, 0.

Each executive has an account in the A. O. Smith Corporation Executive Supplemental Profit Sharing Plan, which each year is credited with supplemental profit sharing contributions and notional dividends on restricted stock and restricted stock units. The executive’s account is a bookkeeping entry only. Amounts credited to the executive’s account are credited with gains and losses each month based on the executive’s crediting election. The crediting election is used to designate the investment fund(s) as the basis for calculating the rate of return equivalent for the executive’s account. The current funds available for a crediting election are: Stable Asset Income Fund, Evergreen Core Bond Fund, American Balanced Fund, First American Equity Income Fund, Vanguard Institutional Index Fund, M&I Target Retirement 2010, M&I Target Retirement 2020, M&I Target Retirement 2030, M&I Target Retirement 2040, M&I Target Retirement 2050, Growth Fund of America, FMI Common Stock Fund, Munder Mid-Cap Core Growth, Marshall Mid-Cap Value Fund, American Euro Pacific Growth Fund, and Janus Enterprise Fund.

The executive is eligible to receive payment of amounts in his profit sharing account on termination of employment (six months after termination in the case of the amounts credited to his account on or after January 1, 2005).

We also maintain the A. O. Smith Executive Deferred Compensation Plan under which executives may elect to defer all or any part of their annual incentive bonus to a future payment date. Gains and losses on an executive’s account in the Plan are credited in the same manner as described above for the Executive Supplemental Profit Sharing Plan. For 2007, none of the named executives have elected to defer any of their annual incentive bonuses.

Employment Contracts, Termination of Employment

and Change in Control Arrangements

We have termination of employment agreements with Messrs. Jones, Murphy and Rajendra. Each agreement provides that, in the event his employment is terminated by us for any reason other than for cause (i.e. dishonesty or insubordination), we will provide 18 months of continued base salary and benefits. The severance arrangements for these named executives were provided as an inducement to commence employment with us. Assuming that each of these named executive officers were terminated on December 31, 2007, for reasons within the scope of his agreement, Messrs. Jones, Murphy and Rajendra would receive payments equal to $1,305,000, $630,000 and $591,000, respectively, and health insurance benefits valued at approximately $19,800 each.

Messrs. Mapes and Massa are participants in the A. O. Smith Corporation Severance Pay Plan. The plan provides one week of base salary per year of service plus benefit continuation during the severance period if we terminate the employment of a participant as a result of job abolishment, reorganization, economic conditions in the business or other reasons approved by the Senior Vice President – Human Resources and Public Affairs. Outplacement services, benefits continuation during the severance period and accrued vacation pay are also provided. Under the plan, the Senior Vice President – Human Resources and Public Affairs has the discretionary authority to increase the amount of severance pay to be paid and to determine the manner of payment. Severance pay is normally paid in a lump sum but may be paid in regular semimonthly base salary installments in appropriate cases. Assuming that Messrs. Massa and Mapes were terminated as of December 31, 2007, Mr. Massa would receive the following based upon his more than 30 years of service: $206,250 severance; $41,250 vacation pay; $2,800 benefits and $10,000 outplacement. Based upon his four years of service, Mr. Mapes would receive $31,500 in severance, $21,808 in vacation, $7,458 for benefits and $10,000 for outplacement.

Each of our named executive officers is provided life insurance as discussed in the section, “Executive Life Insurance.” The death benefits payable as of December 31, 2007, are: $2,610,000 for Mr. Jones; $1,200,00 for Mr. Murphy; $3,789,962 for Mr. Massa; $1,134,000 for Mr. Rajendra; and $1,134,000 for Mr. Mapes. Mr. Massa’s death benefit reflects certain collateral assignment, split-dollar insurance policies obtained for him prior to 2002. The death benefits payable after retirement are $870,000 for Mr. Jones; $420,000 for Mr. Murphy; $357,500 for Mr. Massa; $394,000 for Mr. Rajendra; and $378,000 for Mr. Mapes.

Please refer to the “Pension Benefits” and “Nonqualified Deferred Compensation” Tables above and related narrative for the present value of accumulated benefits for our named executives. In addition, Mr. Murphy has a special agreement with us that provides that he will be treated as retirement eligible for purposes of the A. O. Smith Combined Incentive Plan after he completes five years of service with our company.

With respect to Mr. Romoser, to ensure an orderly transition, on June 4, 2007, we entered into a letter agreement and related consulting agreement in connection with his retirement effective July 15, 2007. Under the letter agreement, Mr. Romoser agreed to provide consulting services on a part-time basis with respect to certain enumerated projects and such other matters as requested until December 31, 2008. Mr. Romoser will receive consulting fees of $23,640 payable monthly, and will be reimbursed for necessary and ordinary business expenses in connection with his consulting services. Additionally, under the terms of the letter agreement, Mr. Romoser and his spouse will continue to receive health and dental insurance coverage through October 31, 2008. He also received use of his company leased car and country club membership through December 31, 2007, which was grossed up for taxes. His company matching contributions under the Profit Sharing Retirement Plan and his annual incentive bonus under the Combined Incentive Compensation Plan were computed as if he had participated through December 31, 2007.

We have no agreements with the named executives that provide for payments in the event of a change in control of our company.

REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE

The Committee has reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management. Based on the Committee’s review and discussion with management, the Committee has recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007.

William F. Buehler, Chairperson

Ronald D. Brown, Committee Member

William P. Greubel, Committee Member

Bruce M. Smith, Committee Member

REPORT OF THE AUDIT COMMITTEE

The primary responsibility of the Audit Committee is to oversee our financial reporting process on behalf of the Board, to oversee the activities of our internal audit function, to appoint the independent registered public accounting firm, and to report the results of the Committee’s activities to the Board. Management has the primary responsibility for the financial statements and reporting process, including the systems of internal control, and Ernst & Young LLP (the independent registered public accounting firm) is responsible for auditing and reporting on those financial statements and our internal control structure. The Committee has reviewed and discussed with management and the independent registered public accounting firm our audited financial statements as of and for the year ended December 31, 2007.

During 2007, the Audit Committee conducted 11 meetings, 4 in person meetings and 7 telephonic meetings. The Committee chair and other members of the Committee each quarter reviewed and commented on the earnings news release and interim financial statements contained in SEC Forms 10-Q, and met and discussed our draft Annual Report on SEC Form 10-K with the chief financial officer, controller, and independent registered public accounting firm prior to filing and public release.

The Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. Both the Director of Internal Audit and the independent registered public accounting firm have direct access to the Audit Committee at any time on any issue of their choosing, and the Committee has the same direct access to the Director of Internal Audit and the independent registered public accounting firm. The Committee has met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, and have discussed with the independent registered public accounting firm their independence. In addition, the Committee has considered the compatibility of non-audit services with the independent registered public accounting firm’s independence. The Audit Committee has adopted procedures for pre-approving all audit and non-audit services provided by the independent registered public accounting firm. These procedures include reviewing and approving a budget for audit and permitted non-audit services. Audit Committee approval is required to exceed the amount of the budget for a particular category of non-audit services. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee. The Audit Committee has concluded the provision of the non-audit services is compatible with maintaining the independent registered public accounting firm’s independence. During the fiscal year ended December 31, 2007, Ernst & Young LLP was employed principally to perform the annual audit and to render tax services. Fees paid to Ernst & Young LLP for each of the last two fiscal years are listed in the following table:

	Year Ended December 31
	2007	2006
Audit Service Fees	$1,216,686	$1,131,920
Audit Related Fees	9,441	172,162
Tax Fees	574,524	596,763
All Other Fees	None	None

Total Fees	$1,800,651	$1,900,845

Audit fees consist of fees for the annual audit of our company’s financial statements and internal controls over financial reporting, reviews of financial statements included in our Form 10-Q filings, statutory audits for certain of our company’s foreign locations and other services related to regulatory filings.

Audit related fees are principally fees for accounting consultations. Tax fees consist primarily of tax consulting services.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements, referred to above, be included in our Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission. The Committee appointed Ernst & Young LLP as our independent registered public accounting firm for fiscal 2008, subject to stockholder ratification, and preliminarily approved its estimated fees for first quarter audit, audit related, and tax services.

Gene C. Wulf, Chairperson

Gloster B. Current, Jr., Member

Mark D. Smith, Committee Member

Idelle K. Wolf, Committee Member

APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of our company has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for 2008. Representatives of Ernst & Young LLP will be present at the 2008 Annual Meeting of Stockholders to provide a statement and respond to stockholder questions. Although not required to be submitted to a vote of the stockholders, the Board of Directors believes it appropriate to obtain stockholder ratification of the Audit Committee’s action in appointing Ernst & Young LLP as our independent registered public accounting firm. The Board of Directors has itself ratified the Audit Committee’s action. Should such appointment not be ratified by the stockholders, the Audit Committee of the Board of Directors will reconsider the matter. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent auditor at any time during the fiscal year if it determines that such a change would be in the best interest of our company and our stockholders.

REPORT OF THE NOMINATING AND GOVERNANCE COMMITTEE

The Nominating and Governance Committee met five times during the year. The Committee reviewed and ratified its Charter, which provides that the Committee is responsible for the nomination of directors, review of compensation to be paid to directors and our company’s corporate governance practices. The Committee considered candidates for director and recommended to the Board Gloster B. Current, Jr., who was elected by the Board of Directors on July 9, 2007. The Committee oversaw new director orientation and reviewed continuing education opportunities for the directors. The presiding director procedure was reviewed and affirmed by the Committee and the Board. The presiding director is responsible for presiding over the Non-Management Directors meetings, and this position annually rotates among the chairpersons of the Nominating and Governance, Audit, and Personnel and

Compensation Committees of the Board. The chairperson of the Personnel and Compensation Committee was appointed to serve during the period April, 2007 to April, 2008. The Committee also monitored our corporate governance. It recommended to the Board of Directors updates to the Corporate Governance Guidelines, which the Board adopted. The Committee verified that all Committees’ Charters were in place and were reviewed by the Committees. It reviewed the code of business conduct and financial code of ethics, officers’ outside board memberships, minimum qualifications for directors, the process and procedure for stockholder recommendation of director candidates and stockholder communications with the Board, which the Board previously adopted. The Committee reviewed the effectiveness of the dissemination and disclosure of these and other corporate governance documents, including Committees’ Charters, to employees and dissemination to stockholders via our website. The address of the website is www.aosmith.com. These documents are also available upon request from the Corporate Secretary. No waivers were sought or granted from our code of conduct. The Committee is not aware of any situation or circumstance that would require a waiver.

The Committee is also responsible for reviewing director compensation. The Committee recommended no changes to director compensation.

The Committee reviewed Board Committee member qualifications and made recommendations to the Board on member appointments to Committees. The Committee reviewed the Board’s Committee structure and operations and reported to the Board regarding them.

The Committee also conducted an evaluation of its performance and oversaw the evaluation process to ensure that the Board and each of the other Committees performed its own self-evaluation and reported on it to the Board of Directors. The directors also evaluated the performance of each of their fellow directors.

Ronald D. Brown, Chairperson

William F. Buehler, Committee Member

William P. Greubel, Committee Member

OTHER BUSINESS

Management is not aware of any matters other than those stated above that may be presented for action at the meeting, but should any matter requiring a vote of the stockholders arise, it is intended that proxies solicited will be voted in respect thereof in accordance with the discretion of the person or persons voting the proxies.

DATE FOR STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders, including recommendations of candidates to be elected to the Board, must be received by us no later than November 7, 2008, to be considered for inclusion in our proxy materials for the 2009 meeting. If a stockholder who otherwise desires to bring a proposal before the 2009 meeting does not notify us of its intent to do so on or before January 22, 2009, then the proposal will be untimely, and the proxies will be able to vote on the proposal in their discretion.

March 3, 2008

COMPANY #

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

A. O. SMITH CORPORATION

Monday, April 14, 2008

1:00 p.m. Eastern Daylight Time

(meeting location and directions on back page)

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 14, 2008.

1.	This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.

2.	The Proxy Statement and Annual Report are available at www.ematerials.com/aos.

3.	If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed below on or before April 1, 2008, to facilitate timely delivery.

Matters intended to be acted upon at the meeting are:

1.	To elect seven directors chosen by the holders of Class A Common Stock.

Ronald D. Brown	William F. Buehler	Gloster B. Current, Jr.	Paul W. Jones
Bruce M. Smith	Mark D. Smith	Gene C. Wulf

To elect three directors chosen by holders of Common Stock.

William P. Greubel	Robert J. O’Toole	Idelle K. Wolf

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

3.	To transact such other business and act upon such other matters which may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends a vote FOR Items 1 and 2.

All stockholders of record as of February 18, 2008, are entitled to vote.

You may immediately vote your proxy on the Internet at: www.eproxy.com/aos

• Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 11, 2008.

•        Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the instructions to vote your proxy.

Your Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your Proxy Card.

To request paper copies of the proxy materials, which include the Proxy Card,

Proxy Statement and Annual Report, please contact us via:

Internet – Access the Internet and go to www.ematerials.com/aos. Follow the instructions to log in and order copies.

Telephone – Call us free of charge at 1-866-697-9377 in the U.S. or Canada, using a touch-tone phone, and follow the instructions to log in and order copies.

E-mail – Send us an e-mail at ep@ematerials.com with “A. O. Smith Materials Request” in the subject line. The e-mail must include:

• The Company # and the Control # contained in this Notice.

• Your preference to receive printed materials via mail –or – to receive an e-mail with links to the electronic materials.

• If you choose e-mail delivery, you must include the e-mail address.

•        If you would like this election to apply to delivery of material for all future meetings, write the word “Permanent” and include the last 4 digits of your Social Security / Tax Identification Number in the e-mail.

Directions to Annual Meeting of Stockholders on April 14, 2008:

Location:	A. O. Smith Corporation
25589 Highway 1
McBee, South Carolina 29101

Directions:	From Columbia, South Carolina: Take Interstate 20 East to U.S. Highway 15
(Hartsville/Bishopville). Exit U.S. Highway 15 North to State Highway 151.
Take State Highway 151 West to U.S. Highway 1, then U.S. Highway 1 East to the McBee plant.

COMPANY #

VOTE BY INTERNET – www.eproxy.com/aos

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 11, 2008. Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE – TOLL-FREE – 1-800-560-1965

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 11, 2008. Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we’ve provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet or Telephone, please do not mail your Proxy Card.

ò Please detach here. ò

A. O. SMITH CORPORATION 2008 ANNUAL MEETING

PROXY - COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1. Election of directors:	01 William P. Greubel	03 Idelle K. Wolf	☐ Vote FOR		☐ Vote WITHHELD
	02 Robert J. O’Toole		all nominees		from all nominees
(except as marked)

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to approve the ratification of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐ FOR	☐ AGAINST	☐ ABSTAIN

Directors recommend a vote FOR proposals 1 and 2.			Date

Address change? Mark Box ☐ ☐ I plan to attend meeting. Indicate changes below:
Signature(s) in Box
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 14, 2008

1:00 p.m. Eastern Daylight Time

A. O. Smith Corporation

25589 Highway 1

McBee, SC 29101

A. O. SMITH CORPORATION

PROXY - COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, TERRY M. MURPHY and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 14, 2008, at 1:00 p.m. Eastern Daylight Time, at 25589 Highway 1, McBee, South Carolina, or at any adjournment thereof, and there to vote all shares of Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1 and 2.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

COMPANY #

VOTE BY INTERNET – www.eproxy.com/aos

Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 11, 2008. Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY TELEPHONE – TOLL-FREE – 1-800-560-1965

Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CDT) on April 11, 2008. Please have available the Company Number and the Control Number, both located at the top of this page, along with the last four digits of your Social Security Number or Tax Identification Number. Follow the simple instructions the voice provides you.

VOTE BY MAIL

Mark, sign and date your Proxy Card and return it in the postage-paid envelope we’ve provided or return it to A. O. SMITH CORPORATION, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Internet or Telephone, please do not mail your Proxy Card.

ò Please detach here. ò

A. O. SMITH CORPORATION 2008 ANNUAL MEETING

PROXY – CLASS A COMMON STOCK

This proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is made, this proxy will be voted FOR proposals 1 and 2.

1. Election of directors:	01 Ronald D. Brown	05 Bruce M. Smith	☐ Vote FOR		☐ Vote WITHHELD
	02 William F. Buehler	06 Mark D. Smith	all nominees		from all nominees
	03 Gloster B. Current, Jr.	07 Gene C. Wulf	(except as marked)
04 Paul W. Jones

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. Proposal to approve the ratification of Ernst & Young LLP as the independent registered public accounting firm of the corporation:			☐ FOR	☐ AGAINST	☐ ABSTAIN

Directors recommend a vote FOR proposals 1 and 2.			Date

Address change? Mark Box ☐ ☐ I plan to attend meeting. Indicate changes below:
Signature(s) in Box
Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS

Monday, April 14, 2008

1:00 p.m. Eastern Daylight Time

A. O. Smith Corporation

25589 Highway 1

McBee, SC 29101

A. O. SMITH CORPORATION

PROXY – CLASS A COMMON STOCK

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PAUL W. JONES, TERRY M. MURPHY and JAMES F. STERN, or any one of them, with full power of substitution, as proxy or proxies of the undersigned to attend the Annual Meeting of Stockholders of A. O. Smith Corporation to be held on April 14, 2008, at 1:00 p.m. Eastern Daylight Time, at 25589 Highway 1, McBee, South Carolina, or at any adjournment thereof, and there to vote all shares of Class A Common Stock which the undersigned would be entitled to vote if personally present as specified upon the following matters and in their discretion upon such other matters as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned.

If no direction is made, this proxy will be voted FOR proposals 1 and 2.

PLEASE VOTE BY INTERNET OR TELEPHONE OR MARK, SIGN, DATE

AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.